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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  _________

                                  FORM 8-K

                               CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): JUNE 27, 2001 (JUNE 14, 2001)


                                CIBER, INC.
            (Exact name of registrant as specified in its charter)


          DELAWARE                      0-23488                  38-2046833
(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)          Identification No.)


        5251 DTC PARKWAY, SUITE 1400, GREENWOOD VILLAGE, COLORADO 80111
             (Address of principal executive offices)   (Zip Code)


      Registrant's telephone number, including area code:  (303) 220-0100


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                                  CIBER, INC.
                   INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5. OTHER EVENTS.

On June 14, 2001 CIBER, Inc. entered into a merger agreement with Aris Corporation whereby CIBER will acquire all of the outstanding shares of Aris in exchange for a combination of cash and shares of CIBER stock. Aris shareholders will receive $1.30 in cash and 0.22 shares of CIBER common stock, subject to certain possible adjustments, in exchange for each share of
Aris stock.   The exchange represents $2.78 per share or an aggregate offer value of $31.4 million based on the closing price of CIBER shares on June 13, 2001. CIBER expects to issue approximately 2.5 million shares. CIBER will account for the transaction using the purchase method of accounting.

Closing of this transaction is subject approval of Aris's shareholders, among other things. Paul Song, Chairman and Founder of Aris, and his family interests, and Kendall Kunz, CEO of Aris, which represent approximately 30% of Aris' outstanding shares, have entered into voting agreements in favor of this transaction.

ITEM 7(c). EXHIBITS.

2.1 Amended and Restated Agreement and Plan of Merger by and among CIBER, Inc., Arsenal Acquisition Corporation and Aris Corporation effective as of June 14, 2001. The exhibits and schedules to the Agreement, which are listed in the Agreement, are omitted. CIBER agrees to supplementally furnish to the Commission a copy of any such exhibit or schedule upon request.

99.1  Form of Amended and Restated Voting Agreement

99.2. News release dated June 14, 2001 announcing CIBER to Acquire Publicly Held Aris Corporation.


                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        CIBER, INC.



Date: June 27, 2001                     By:  /s/ Christopher L. Loffredo
                                        ----------------------------------
                                        Christopher L. Loffredo
                                        V.P./Chief Accounting Officer